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Bank of America

Board of Directors on Responsible Growth Video

Brian Moynihan

Chair of the Board & CEO, Bank of America

When we started thinking about Responsible Growth a few years ago, it was not a new thing but it was a way of simplifying the company’s expression of what we had to do. We had to grow, no excuses. We had to do it in a customer-focused basis. We had to stay within the risk and we had to be sustainable.

Arnold W. Donald

President & CEO, Carnival

Responsible Growth, to me, is exactly what we need to be doing at Bank of America, and, and what it is, is growing in a way that is good for the client. It’s obviously also good for Bank of America and it’s good for the communities we’re in.

Michael D. White

Former Chairman, President & CEO, DIRECTV

Lead Director, Kimberly-Clark Corporation

We know we have to grow, as Brian says, “No excuses,” but it’s easy to buy growth that isn’t good growth, and not all dollars of growth are good dollars.

Sharon L. Allen

Chair, Audit Committee

Former Chair, Deloitte

One of the things that I really appreciate about our organization and—is that it isn’t growth at any cost. We really focus on doing the right thing.

R. David Yost

Former CEO, AmerisourceBergen

Establishing a strategy that will allow us to succeed both in the short term and, and the long term. You know, it’s very easy to grow quickly in the short term by doing things that are maybe not the right things to do for the long term.

Thomas D. Woods

Former Vice Chairman & Senior Executive VP, Canadian Imperial Bank of Commerce (CIBC)

Many companies have an overwhelming focus on the growth aspect, but stakeholders today are increasingly focused on companies’ values and integrity and character and the way they deal with all their stakeholders.

Monica C. Lozano

Chair, Compensation and Human Capital Committee

CEO, College Futures Foundation

Former Chair, U.S. Hispanic Media Inc.

And now the question is how do you continue to drive growth? That’s the central question in front of us, and you drive growth by having a deeper and deeper relationship with your customer.

Maria T. Zuber

Vice President for Research and

Professor of Geophysics, MIT

Every one of the senior management team feels like they are co-owners in this idea of Responsible Growth and they have absolutely bought into the idea that if we do the right thing for our customers, the bank does well, the customers do well, the shareholders do well.

Susan S. Bies

Former Member, Federal Reserve Board

When you put the customer first, it forces you to think of the long term because anybody can make a loan. It’s easy to say “yes.” It’s much more appropriate that you understand your customer’s needs and the potential solutions that may work in their particular case because if we mis-sell products, we hurt our customer, and we’re not really going to help them. And long term, there’s consequences then both for the customer and for the bank.

Frank P. Bramble, Sr.

Chair, Enterprise Risk Committee

Former Executive Vice Chair, MBNA Corporation

Integral to Responsible Growth is yeah, we’re going to grow but we’re going to grow within our risk tolerance, within our risk framework. We’re not going to do anything crazy to the customer and we’re not going to do anything crazy for the customer.

Clayton S. Rose

President, Bowdoin College

It’s not about getting up every day and thinking about the maximization of shareholder returns. It’s getting up every day and thinking about how we serve our customers in a way that fits within the structure of our business. And, if we do that, our shareholders are going to benefit enormously.

R. David Yost

When you think about the opportunity the bank has to start with someone who is very young, and grow with them throughout their life as their needs increase and then even down to their children, and their children’s children.

Lionel L. Nowell III

Lead Independent Director, Bank of America

Former Senior VP & Treasurer, PepsiCo, Inc.

We provide and help people in America lead quality lives. For the individuals that start with us, you know, with the savings account, we want to be there for every aspect of their life. As they transition through college, to marriage, to buying their first car, to buying their first home, I mean, we want to be a part of that family. And, I, I call it being part of their family and, you know, I always tell people, “Man, you know, with Bank of America, you sure feel like you can live the American dream and we can be a part of that.”

Arnold W. Donald

One of every two households in America is a client of Bank of America. We have two hundred plus thousand employees. That’s a lot of human spirit walking around, and valuing that human spirit, I think, is a core value at Bank of America.

Denise L. Ramos

Former CEO and President, ITT Inc.

Despite the success that’s here, it’s a very humble culture. It’s people that care about other people, they care about doing the right thing. You don’t always see that in companies.

Monica C. Lozano

You can’t be committed to communities without being reflective of the communities that we serve and every day it’s more and more diverse and we need to have people not just at the entry level because that’s easy. It really is how do you help people build a career here, driving sort of the, the, the values and the performance of the company.

Thomas J. May

Chair, Corporate Governance, ESG, and Sustainability Committee

Former Chair, President & CEO, Eversource Energy

Our citizens are worried about the future and what it’s going to look like. We’re worried about our planet. We’re worried about the way people are treated. And so addressing these things in a systematic fashion and bringing the power of 200,000 people, it’s a pretty impressive and, and, and special thing to see.

Clayton S. Rose

Because of the size and scope and scale and integrated nature of what we do within the economy, we have some very interesting perspectives about how to think about those problems. And we’re engaged in helping other organizations think about solutions because of those perspectives that we bring.

Pierre J. P. de Weck

Former Chairman & Global Head of Private Wealth Management, Deutsche Bank

In today’s society, you can only thrive as an, as an institution like ours if you are also contributing to your client base, your employees and society as a large. Bank of America pursues this not as an add-on or because it’s nice, but because of conviction.

Sharon L. Allen

We fulfill our commitment because we believe in it. It’s because our Board and our leadership believes in it.

Linda P. Hudson

Former President & CEO, BAE

Former Executive Officer, The Cardea Group LLC

Our reach is so vast. We touch such a large portion of the population that we have a true responsibility to put forth the best of the ideals and expectations of, of what America aspires to be.

Brian Moynihan

You can’t just say, “Here’s our values.” You can’t just say, “Here’s Responsible Growth.” The question is what do you do to live by them? It really means intellectually how you get up in the morning and think about what your job is. You’re coming here to help the customers and everything behind that. It comes to the way we design the activities we do for the different types of customers. It comes from the business we choose to be in and not be in. And all that is governed by the view of how we think the company should operate from the Board on down.

Bank of America

Life/Better Connected

Bank of America Board of Directors Videos

Arnold W. Donald

President & CEO, Carnival

Responsible Growth is growing in a way that is good for the client. It’s obviously also good for Bank of America, and it’s good for the communities we’re in.

What I think makes a good board is a board that is supportive of management, but not afraid to challenge management. We have a responsibility and the responsibility is governance, to maximize return to shareholders over the life of the firm, and to do that, we have to grow responsibly.

But the independence is important because it allows us to always challenge and to bring in an unbiased perspective to ensure that the shareholders’ interest and the community interest are being served.

Management team and Brian, they do a great job of being concise, but comprehensive, and helping us follow what are the most critical aspects of the operations and to tune in on the things that are most important to deliver for the shareholders, for the employees, and, and, for the communities we operate.

One of every two households in America is a client of Bank of America. We have two hundred plus thousand employees. That’s a lot of human spirit walking around, and valuing that human spirit I think is a core value of Bank of America.

Brian Moynihan

Chair of the Board & CEO, Bank of America

As we think out to the future, we’re going to be driving Responsible Growth. We’re going to be living our purpose. That won’t change. The Board’s core role is to govern the company and represent the shareholders. They have to think of the strategic position of the company, what we’re doing in strategies, ensure that we’re invested in the long term at all times.

You can’t just say, “Here’s our values.” You can’t just say, “Here’s Responsible Growth.” The question is what do you do to live by it. It really means, intellectually, how you get up in the morning, think about what your job is. You’re coming here to help the customers, and everything behind that. It comes to the way we design the activities we do for the different types of customers. It comes from the business we choose to be in and not be in. And all that is governed by the view of how we think the company should operate from the Board on down. And we’re good people, and we want good customers, and we want to do the right thing, and we want to help them do it. That’s the moral compass of the company.

Clayton Rose

President, Bowdoin College

Responsible Growth means that we are focused on the long term and not on the short term, and providing customers with opportunities. It’s not about what it’s doing for the bank; it’s what it’s doing for and helping our customers.

The larger social issues that exist in our world: Climate change and economic inequality to name two. I think there are at least two ways that an organization like the Bank of America has an opportunity and I would argue an obligation to be engaged.

The first way is to make sure that the financial system and the economic system are furthered by the work that we do, not hindered or harmed by the work that we do. But the second is also to bring the resources and the thoughtfulness of the organization to bear directly on those problems by providing funds and encouraging new ways of thinking about solutions to those problems.

One of the things that I think we are uniquely suited among a handful of institutions is because of the size and scope and scale and integrated nature of what we do within the economy, we have some very interesting perspectives about how to think about those problems, and we’re engaged in helping other organizations think about solutions because of these perspectives that we bring.

R. David Yost

Former CEO, AmerisourceBergen

The Responsible Growth strategy means to me, being responsible to the shareholders, being responsible to the community, being responsible to all the constituencies, which includes our associates, both in the short term and the long term.

The primary function of the Board is to hold the senior management and the leadership accountable. And we clearly do that at Bank of America. It’s to oversee the—the strategy, to make sure we’re, you know, we’re headed in the right direction. And not only for the short term but also for the long term.

As a member of the Board, that’s one of my key responsibilities, to be responsive to the shareholders, and to hold management accountable. And I think this Board has done excellent job of that.

When you think about the opportunity the bank has to start with someone who is very young, and grow with them throughout their life as their needs increase and—and change. And then even down to their children, and their children’s children.

And really it’s a—it’s a wonderful, you know, opportunity. It’s one of the things that makes Bank of America so exciting for, for the long term.

Denise L. Ramos

Former CEO and President, ITT Inc.

I started out in oil and gas, a very engineering, industrial kind of a company. I spent twenty years there. I then went to do something very, very different, and it had to do with understanding what matters to consumers. I recognized it was important to combine those two concepts. It’s not just what you make, it’s how you make it, and how you’re impacting the people. So this concept of being an industrial company, but with a human touch with it was really important to me, and that’s really what I advocated in the company.

My passion has always been finance. The Bank of America opportunity came up to me, and the key thing that I looked at was – Is this a company I believe in? Is this a company that has a good Board, that I like the CEO, and that I like the culture in the company? And Bank of America fits all of that criteria for me. Despite the success that’s here, it’s a very humble culture; it’s people that care about other people, they care about doing the right thing. You don’t always see that in companies.

It’s really important for Bank of America that we understand that what we do impacts a lot of people’s lives. It’s not only the bank and the shareholders; it’s the customers, it’s the communities, it’s the employees. It’s very complex, but what underlies all of that is a value structure, making sure that you’re doing it in a way that can benefit society.

Frank P. Bramble, Sr.

Chair, Enterprise Risk Committee

Former Executive Vice Chair, MBNA Corporation

Responsible Growth is who we are. It’s our competitive differentiator. It says the customer first, so it’s all about developing further penetration with our existing customer base with products they need. And Responsible Growth is completely aligned with our shareholders’ needs. In the last two years it’s showing, because in our eight lines of business, we have generated positive operating leverage in every one of those businesses. We are providing return to our shareholders with this strategy.

We represent the shareholders. We are independent members of that Board. Our job is oversight. The management team’s job is execution of the strategy. Our job is to approve the strategy and to oversee the implementation of that strategy.

The role of a lead independent director is to absolutely make sure that all our governance practices are aligned in the interest of the shareholders. And he then needs to build a positive and constructive relationship with the CEO and the senior management team, and he needs to be candid and direct with the CEO in all his interactions.

There’s no doubt about it, if we execute our Responsible Growth strategy, we will win in the marketplace, and we will sustain ourselves and be a truly great company over a very long period of time.

Linda P. Hudson

Former President & CEO, BAE

Executive Officer, The Cardea Group LLC

When we talk about Responsible Growth, what we’re really looking at is doing growth where everybody wins. We are focused on the customer, particularly broadening the relationships and deepening the relationships. And doing it in a way that is sustainable for the business.

As independent, outside directors who are responsible to the shareholders to represent them, and they can be assured that the right things are being done. I have found that this Board works extremely well with the management team, while holding them accountable to the parameters that need to be met for good corporate stewardship.

I spent my corporate career running a very complex global defense company. And that experience helped me appreciate both the difficulties and the opportunities that come with the multitude of lines of businesses, each with their own little twist and turn, but how together, they create a powerful corporation.

Lionel L. Nowell III

Lead Independent Director, Bank of America

Former Senior VP and Treasurer, PepsiCo, Inc.

Responsible Growth to me means that we’re conducting business in a way that positively impacts the communities where Bank of America operates. But at the same time allows us to service our customers and our clients in a way that’s sustainable, but also in a way that allows our employees, our shareholders, and quite frankly all our stakeholders that we have to benefit and—and really be proud of the company that they’re associated with.

The Board’s role, I mean, it’s corporate governance. I mean, that’s paramount to having a good company. Our Board is comprised of a vast array of diversity. Not just in terms of ethnic, but also in terms of thought. And I think our customers and consumers expect that.

Having been at PepsiCo, which is a, like Bank of America, is a global organization, brought a lot of those learnings and how you interact with consumers and how you do things the right way to Bank of America. And I think it’s been mutually beneficial. I always tell people, “Man, you know, with Bank of America, you sure feel like you can live the American dream and we can be a part of that.”

Maria Zuber

Vice President for Research and Professor of Geophysics, MIT

Responsible Growth means to me that if we do the right thing for our customers, the bank does well, the customers do well, the shareholders do well.

I hope that we’re able to grow the value of the bank. I hope there are people who are able to afford to buy houses and that are able to lead successful lives because they’ve been associated with the bank. This is really my hope and dream. That this can be done in a sustainable and a responsible manner in a way that’s good for society.

Bank of America is a big bank and if you’re doing well for the clients, you’re doing well for an awful lot of people and you’re doing well for the entire country. It’s all about how can you accomplish the most good.

Michael D. White

Former Chairman, President & CEO, DIRECTV

Lead Director, Kimberly-Clark Corporation

Bank of America is driving for Responsible Growth. We know we have to grow and growth is vitally important for any investor. What the shareholders should know is that we as a Board are very actively engaged in overseeing management to make sure that we have a passion to grow, but at the same time to do it the right way.

The board of directors is the eyes, ears, and voice of the individual shareholder, looking out for their best interest over the long term. And ensuring that the company is building for the long term.

In a world that’s changing so fast, values are fundamental to culture. Brian goes out of his way to spend time talking about values. It’s all about ensuring that we’re running the bank holistically for the shareholders for the long haul. That you’re building talent and capability. That you’re being a good corporate citizen in the community. And that we’re incredibly customer-focused. That’s what will make that growth sustainable.

Monica C. Lozano

Chair, Compensation and Human Capital Committee

CEO, College Futures Foundation

Former Chair, US Hispanic Media Inc.

We understand that we need to grow, but we need to do it in a way that’s consistent with the needs of our customers, with our employees, and the communities that we serve. Bank of America has really led the way in establishing this as a model for driving growth. We have that unique ability to touch the lives of so many millions of people, not just in the U.S., but worldwide. We can be in the private sector and deliver against social imperatives that the entire world is dealing with.

And what Bank of America has proven is that you can do good for society and also do good for your shareholders. And those two things coexist in a way that very few companies can deliver against.

It’s about being the best and about doing it in a way that does demonstrate that kind of Responsible Growth that has, you know, really been the hallmark of the Brian Moynihan era at Bank of America.

Pierre J. P. de Weck

Former Chairman & Global Head of Private Wealth Management, Deutsche Bank

You know I’ve been in banking for thirty-six years with three institutions: Citibank, UBS, and Deutsche Bank. And frankly, I witnessed over this long career that if you don’t follow a Responsible Growth strategy in banking, sooner or later you will put the institution at risk, put the reputation at risk. There is no alternative than to be responsible and to have a Responsible Growth strategy. I think the market is recognizing that and our shareholder[s] benefit from that Responsible Growth.

We’re extremely fortunate to have, you know, a Chairman and CEO who has what I call a very strong ethical compass. The Board recognizes that, and the Board supports Brian in the strong role he plays to create sustainable growth for the corporation and shareholder value for our shareholders.

Sharon L. Allen

Chair, Audit Committee

Former Chair, Deloitte

If we continue to focus on our clients, our customers, and providing all of our many services and products to them in a responsible way, we will have an opportunity to develop a long term relationship that really is productive for them and for us.

It’s important for a board to always remember that our role is oversight, assuring that we are fulfilling our responsibilities to our shareholders and our other constituents.

A lead independent director can assure that we are always independent in the board room, that we have a place to go, if we feel it’s necessary, to really provide input to the whole of the governance process.

Responsible Growth is good commitment and a good strategy in good times and bad. I think it’ll carry us through those ups and downs coming through in the years ahead.

Susan S. Bies

Former Member, Federal Reserve Board

Responsible Growth to me is the message we want to deliver to all of our associates, and to our clients. So when you put the customer first, it forces you to think of the long term. Because anybody can make a loan. It’s easy to say “yes.” It’s much more appropriate that you understand your customer’s needs and the potential solutions that may work in their particular case. Because if we mis-sell products, we hurt our customer, and we’re not really going to help them. And long term there’s consequences then both for the customer and for the bank.

If you look at our Board of Directors, it is our role to provide oversight of the way we govern the organization. Our people clearly understand their roles and responsibilities; is there an effective check and balance that we all follow the expectations set out for our role and that we’re doing it effectively?

Brian really led the organization into the solution to the problems we were facing in 2008. Building the core values and the ways we treat each other and the ways we treat clients, because in the long run we all believe it’s going to give us a more vibrant organization, and we can grow with the communities that we’re serving.

Thomas J. May

Chair, Corporate Governance, ESG, and Sustainability Committee

Former Chair, President & CEO, Eversource Energy

We’ve been executing on a strategy that is based upon Responsible Growth, and more importantly a customer focus rather than a product focus. And I think it’s particularly exciting when Wall Street accepts that maybe this differentiates us from everyone else. And maybe as a result, we’re starting to see, creeping into our stock price, a premium for our focus on Responsible Growth. And that’s pretty exciting to me.

A good board has a real commitment to the company strategy. We recognize the seriousness of our role. We need to be independent. We need to understand where they’re going. We have to challenge, but we want to do it in a way that continues to build upon a successful strategy going down the road.

Our citizens are worried about the future and what it’s going to look like. We’re worried about our planet. We’re worried about, the way people are treated. So addressing these things in a systematic fashion and bringing the power of two-hundred thousand people is a pretty impressive and special thing to see.

Thomas D. Woods

Former Vice Chairman & Senior Executive VP, Canadian Imperial Bank of Commerce (CIBC)

Responsible Growth is the foundation of our strategy. Stakeholders today are increasingly focused on companies’ values, and our employees, teammates, customers, the broader community, they expect us to interact with them responsibly and that has an effect on our brand. So, from a number of perspectives, it’s absolutely fundamental to our corporate strategy.

The Board, as a representative of the shareholders, considers the performance of the company in the context of the strategic plan that management advances. The breadth of experience that the Board has, does bring a helpful perspective. And at times management considers that and changes course. We have a tremendous brand. Brian is a very hard-working, transparent, knowledgeable individual, and you can just see that emanate right through the whole organization.